Exhibit 99.1

China 3C Group
Investor Presentation
February 27, 2007

Jason Yuan:

Ladies and Gentlemen, thank you for attending China 3C Group’s conference call. We achieved excellent performance and experienced significant increases in 2006. Through two successful acquisitions with Hangzhou Sanhe and Shanghai Joy & Harmony, new retail outlet openings in Guomei, Suning, Haoyouduo and Lianhua, new agreements with Panasonic, Brother and Haier, we substantially expanded our retail footprint in Eastern China. We generated nearly $12 million in cash from operations and substantially strengthened our balance sheet. Total assets grew from $4 million to almost $40 million.

We have strong momentum heading into 2007. We introduced a number of new products in the second half of 2006, including printer cartridges, MP3 players, MP4 players, electronic dictionaries, DVD players and audio and video digital products. We expect these new product introductions to contribute significantly to our growth in 2007 as we continue to evaluate appropriate acquisitions. Our strong relationships with leading national retailers and international and domestic manufacturers and suppliers provide us with the leverage we need to expand beyond Eastern China into areas of Southern China, such as Shenzhen and Guangzhou, and areas of Northern China, such as Beijing. We remain optimistic about the growth prospects for 2007.

Looking forward, the target for diluted earnings per share in the first quarter ending March 31, 2007 is approximately $0.12 with an expected net income of $6.3 million to $6.4 million. The revenue in the first quarter is expected to range from $82 million to $83 million. These numbers are based on GAAP, not pro forma. Thank you.

Jason Yuan:

I will review the 2006 results. The company announced yesterday a revenue increase of 355% from $32.6 million in 2005 to $148.2 million in 2006. The company announced a 673% increase in net income for 2006 to $11.3 million or $0.24 earnings per share from $1.5 million or $0.04 earnings per share in 2005. Gross profit for the year rose 435% to $22.8 million, compared with $4.3 million in 2005.

Revenue for the fourth quarter ended December 31, 2006 increased $21 million from the third quarter to $63.6 million and showed a 685% increase from $8.1 million a year earlier. Net income during the fourth fiscal quarter increased 53% to $4.9 million or $0.09 earnings per share from $3.2 million or $0.07 earnings per share in the third quarter.

During the year, the company acquired two electronics retailers, Sanhe Electronic Technology and Shanghai Joy & Harmony Electronics Company, and signed distribution and sales agreements with several other companies. On a pro forma basis, the total combined companies for the full year 2006 recorded revenue of $193.6 million with net income of $15.5 million or $.33 per share. These numbers reflect the company's previously provided guidance. This is the review of 2006 results. Thank you very much.